As filed with the Securities and Exchange Commission on November 13, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MACROVISION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0156161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2830 De La Cruz Boulevard, Santa Clara, California 95050

(408) 562-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fred Amoroso

President and Chief Executive Officer

Macrovision Corporation

2830 De La Cruz Boulevard, Santa Clara, California 95050 (408) 562-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jon E. Gavenman Heller Ehrman LLP 275 Middlefield Road Menlo Park, California 94025	Stephen Yu Executive Vice President, General Counsel and Secretary 2830 De La Cruz Boulevard Santa Clara, California 95050

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
2.625% Convertible Senior Notes due 2011	$240,000,000	100%	$240,000,000	$25,680
Common Stock, par value $0.001	8,485,704(3)	(4)	(4)	(4)

(1)	This registration statement shall cover any additional shares of registrant’s common stock which become issuable by reason of any stock dividend, stock split or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of registrant’s outstanding common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(3)	Includes 8,485,704 shares of common stock issuable upon conversion of the notes at an initial rate of 35.3571 shares per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered shall include an indeterminate number of shares of common stock that may be issued under the antidilution provisions of the notes.
(4)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant.

PROSPECTUS

MACROVISION CORPORATION

$240,000,000 2.625% Convertible Senior Notes due 2011 and the Common Stock Issuable Upon Conversion of the Notes

This prospectus relates to the potential resale from time to time by the selling security holders named herein and to be named in any accompanying prospectus supplement of some or all of the securities acquired from us in an unregistered private offering.

Each time the selling security holders resell securities, we will provide a supplement to this prospectus that contains specific information about the offering by the selling security holders and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of such securities.

The selling security holders may offer and sell the following securities:

•	convertible debt securities; and/or

•	common stock.

We will receive no proceeds from any sale by the selling security holders of the securities covered by this prospectus and any accompanying prospectus supplement, but we have agreed to pay certain registration expenses.

The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq Global Select Market under the symbol “MVSN.” On November 9, 2006, the last reported sales price of our common stock was $27.44 per share.

See “ RISK FACTORS” on page 4 for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Macrovision,” “we,” “our” and “us” refer to Macrovision Corporation and its consolidated subsidiaries, unless otherwise specified.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, the selling security holders named or to be named under the heading “Selling Security Holders” in any accompanying prospectus supplement may sell, from time to time, in one or more offerings, the convertible notes and/or underlying common stock registered under the registration statement of which this prospectus is a part. These securities were acquired from us in an unregistered private offering. The accompanying prospectus supplement will set forth specific information about the terms of the applicable offering by the selling security holders. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus and any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and any accompanying prospectus supplement contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, reimbursement, expenses, earnings per share, liquidity and capital resources and trends. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.macrovision.com. The information contained on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

This prospectus and any accompanying prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, as amended by Form 10-Q/A filed with the SEC on November 7, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as amended by Form 10-Q/A filed with the SEC on August 15, 2006 and as amended by Form 10-Q/A filed with the SEC on November 7, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, as amended by Form 10-Q/A filed with the SEC on November 8, 2006;

•	Current Reports on Form 8-K filed February 10, 2006, February 15, 2006, March 10, 2006, April 3, 2006, May 2, 2006 (as amended by Form 8-K/A filed May 3, 2006), June 19, 2006, June 28, 2006, July 31, 2006, August 1, 2006, August 3, 2006, August 23, 2006, November 2, 2006 (as amended by Form 8-K/A filed November 8, 2006) and November 7, 2006; and

•	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 000-22023), as filed with the Commission on January 22, 1997, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and any accompanying prospectus supplement through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

Macrovision Corporation

Attention: Investor Relations

2830 De La Cruz Boulevard

Santa Clara, California 95050

Tel: 408-562-8400

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

MACROVISION CORPORATION

Macrovision Corporation, a Delaware corporation founded in 1983, provides digital lifecycle value management solutions that enable the delivery and enhanced use of software and content. Our solutions include anti-piracy and content protection technologies and services, digital rights management, embedded licensing technologies, usage monitoring for enterprises, and a host of related technologies and services from installation to update to back-office entitlement management. We market the FLEXnet licensing platform and the InstallShield suite of software installation, repackaging, and update solutions. We also operate Trymedia Systems, the world’s largest distribution network for downloadable PC games. Our customers consist of entertainment producers such as motion picture studios and music labels, software publishers, hardware manufacturers, consumer electronic firms, personal computer manufacturers, digital set-top box manufacturers, digital pay-per-view and video-on-demand network operators and enterprise information technology organizations.

Our principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and our telephone number is (408) 562-8400. Our website is located at www.macrovision.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on November 8, 2006, as amended by Form 10-Q/A filed with the SEC on November 8, 2006, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act.

Additionally, if you are considering investing in notes described in this prospectus, you should also specifically consider the risks set forth below.

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We will not be restricted under the terms of the notes or the indenture from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described below under “Description of securities to be registered.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, upon conversion of the notes, we will be required to make cash payments to the holders of the notes equal to the lesser of the principal amount of the notes being converted and the conversion value of those notes as described in under “Description of securities to be registered.” Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Restricted convertibility of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.

The notes are convertible into cash and shares of our common stock, if any, only if specified conditions are met. If the relevant conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period, and you may receive less proceeds than expected.

Generally, we will satisfy our conversion obligation to holders by paying cash equal to the lesser of the principal amount and the conversion value of a note and by delivering shares of our common stock based on the value in excess of the principal amount of such note, if any, on a settlement amount calculated on a proportionate basis for each day of the 40 trading day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. This is particularly true with respect to conversions on or after June 15, 2011, for which the observation period will begin on the 42nd scheduled trading day prior to maturity. In addition, because of the 40 trading day observation period, settlement generally will be delayed until at least the 43rd trading day following the related conversion date. See “Description of securities to be registered.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

Our failure to convert the notes into cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of securities to be registered.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of securities to be registered—Conversion rights—Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than or equal to $85.00 per share or less than $21.59 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 46.3177 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of securities to be registered—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. Although the notes sold to qualified institutional buyers are eligible for trading in The PORTAL® Market, we do not intend to list the notes on any national securities exchange. We may not have any persons acting as market-makers in the notes. In addition, market-making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the pendency of any shelf registration statement or exchange offer. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes into common stock, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, the common depository, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our Company could be treated as a deemed taxable dividend to you.

If certain types of fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend.

If you are a non-U.S. holder, any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We have entered into a convertible note hedge transaction in respect of 93.75% of the notes and a warrant transaction with JPMorgan Chase Bank in connection with the issuance of the notes. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of 93.75% of the notes. In connection with hedging these transactions, JPMorgan Chase Bank or its affiliates:

•	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•	may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to a conversion of notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes and could have the effect of either increasing or decreasing the price of our common stock during any observation period related to a conversion of notes.

JPMorgan Chase Bank or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modifications are likely to occur during any observation period related to a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge positions with respect to those exercised options, JPMorgan Chase Bank or its affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period, if any, for the converted notes.

In addition, if the convertible note hedge and warrant transactions fail to become effective when the offering of notes is completed, or if the offering is not completed, JPMorgan Chase Bank or its affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. We have also agreed to indemnify JPMorgan Chase Bank and its affiliates for losses incurred in connection with a potential unwinding of its hedge positions under certain circumstances. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of our convertible notes and underlying common stock described in the section entitled “Selling Security Holders” below, or in the applicable accompanying prospectus supplement, to resell such securities. We will not receive any of the proceeds from the resale of such securities from time to time by such holders.

DETERMINATION OF OFFERING PRICE

The conversion price of the notes was determined through arm’s-length negotiations between us and the initial purchasers of the notes based on consideration of various factors, including current market conditions and demand for the note offering.

DIVIDEND POLICY

Subject to preferences that may be applicable to any outstanding preferred stock from time to time, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We have not declared or paid any cash dividends on our common stock since 1994. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. At this time, we intend to retain all earnings for use in our business operations and in expansion.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating our ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense. Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(Unaudited)					(Unaudited)
Ratio of earnings to fixed charges	68.4x	18.9x	40.4x	33.0x	22.1x	18.6x	15.4x

SELLING SECURITY HOLDERS

The notes were originally issued to and resold by J.P. Morgan Securities Inc. and Cowen and Company, LLC in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling security holders may be those initial purchasers and the persons or entities who have acquired the securities from the initial purchasers in one or more unregistered private offerings. Such selling security holders are parties to or beneficiaries of a registration rights agreement with us, pursuant to which we have agreed to register their securities for resale. Selling security holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the securities pursuant to this prospectus or any applicable prospectus supplement.

The selling security holders may offer all or some portion of the securities they hold. To the extent that any of the selling security holders are broker-dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act of 1933, as amended.

The table below sets forth the name of each selling securityholder, the principal amount of notes at maturity that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information given to us by the selling securityholders on or before November 6, 2006. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any updated information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary. Upon completion of the sales contemplated by this prospectus, assuming all securities are sold pursuant hereto, no selling securityholder will own any Company securities registered hereunder.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
ACE Tempest Reinsurance Ltd.	$1,070,000	*	37,832	*
AHFP Context	$250,000	*	8,839	*
Altma Fund SICAV PLC in respect of the Grafton Sub Fund	$730,000	*	25,810	*
Arkansas PERS	$265,000	*	9,369	*
Astrazeneca Holdings Pension	$30,000	*	1,060	*
Attorney’s Title Insurance Fund	$30,000	*	1,060	*
Boilermakers Blacksmith Pension Trust	$355,000	*	12,551	*
CALAMOS Growth & Income Fund – CALAMOS Investment Trust	$17,930,000	7.47%	633,952	1.24%
CALAMOS Growth & Income Portfolio – CALAMOS Advisors Trust	$120,000	*	4,242	*
CALAMOS Market Neutral Income Fund – CALAMOS Investment Trust	$6,000,000	2.50%	212,142	*
Chrysler Corporation Master Retirement Trust	$3,935,000	1.64%	139,130	*

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Citadel Equity Fund Ltd.	$15,000,000	6.25%	530,356	1.03%
CNH CA Master Account, L.P.	$3,500,000	1.46%	123,749	*
Columbia Convertible Securities Fund	$993,000	*	35,109	*
Context Advantage Master Fund, L.P.	$1,740,000	*	61,521	*
Convertible Securities Fund	$7,000	*	247	*
DBAG London	$8,480,000	3.53%	299,828	*
Delaware PERS	$180,000	*	6,364	*
Delaware Public Employees Retirement System	$1,930,000	*	68,239	*
Delta Airlines Master Trust	$65,000	*	2,298	*
Delta Airlines Master Trust – CV	$770,000	*	27,224	*
Delta Pilots Disability & Survivorship Trust – CV	$520,000	*	18,385	*
FGO Master Fund, Ltd.	$10,274,215	4.28%	363,266	*
Finch Tactical Plus Class B	$100,000	*	3,535	*
F.M. Kirby Foundation, Inc.	$760,000	*	26,871	*
Fore Convertible Master Fund, Ltd.	$41,585,372	17.33%	1,470,338	2.87%
Fore Erisa Fund, Ltd.	$4,644,302	1.94%	164,209	*
Fore Multi Strategy Master Fund, Ltd.	$8,930,639	3.72%	315,761	*
Forest Global Convertible Master Fund L.P	$8,504,000	3.54%	300,676	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	$414,000	*	14,637	*
FPL Group Employees Pension Plan	$105,000	*	3,712	*
Froley Revy Convertible Arbitrage Offshore	$500,000	*	17,678	*
HFR CA Global Opportunity Master Trust	$3,813,000	1.59%	134,816	*
HFR RVA Select Performance Master Trust	$656,000	*	23,194	*
Highbridge International LLC	$15,000,000	6.25%	530,356	1.03%
ICI American Holdings Trust	$60,000	*	2,121	*
Institutional Benchmarks Master Fund Ltd.	$1,702,000	*	60,177	*
Institutional Benchmarks Series (Master Feeder) Limited in respect of Alcor series	$100,000	*	3,535	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$415,000	*	14,673	*
International Truck & Engine Corporation Retiree Health Benefit Trust	$250,000	*	8,839	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$230,000	*	8,132	*
Kamunting Street Master Fund, Ltd.	$4,000,000	1.67%	141,428	*
KBC Financial Products USA Inc.	$4,850,000	2.02%	171,481	*
LLT Limited	$1,827,000	*	64,597	*
Lyxor/Context Fund Ltd.	$450,000	*	15,910	*
Lyxor / Forest Fund Limited	$11,584,000	4.83%	409,576	*
Man Mac 1, Ltd.	$7,490,578	3.12%	264,845	*
Microsoft Capital Group, L.P.	$365,000	*	12,905	*
Mohican VCA Master Fund, Ltd.	$1,000,000	*	35,357	*

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
MSS Convertible Arbitrage I Fund c/o TQA Investors, LLC	$43,000	*	1,520	*
Nuveen Preferred and Convertible Fund JQC	$1,220,000	*	43,135	*
Nuveen Preferred and Convertible Income Fund JPC	$865,000	*	30,583	*
OCM Convertible Trust	$1,305,000	*	46,141	*
OCM Global Convertible Securities Fund	$460,000	*	16,264	*
Partner Reinsurance Company Ltd.	$940,000	*	33,235	*
PIMCO Convertible Fund	$200,000	*	7,071	*
Prudential Insurance Co. of America	$15,000	*	530	*
Putnam Convertible Income-Growth Trust	$3,000,000	1.25%	106,071	*
Qwest Occupational Health Trust	$300,000	*	10,607	*
Qwest Pension Trust	$1,015,000	*	35,887	*
Silvercreek Limited Partnership	$2,464,000	1.03	87,119	*
Silvercreek II Limited	$1,576,000	*	55,722	*
State of Oregon Equity	$760,000	*	26,871	*
Syngenta AG	$20,000	*	707	*
TQA Master Fund, Ltd.	$1,038,000	*	36,700	*
TQA Master Plus Fund, Ltd.	$492,000	*	17,395	*
UBS O’Connor LLC fbo O’Connor Convertible Arbitrage II Master Limited	$55,000	*	1,944	*
UnumProvident Corporation	$620,000	*	21,921	*
Vanguard Convertible Securities Fund, Inc.	$7,640,000	3.18%	270,128	*
Vicis Capital Master Fund	$7,500,000	3.13%	265,178	*
Virginia Retirement System	$3,405,000	1.42%	120,390	*
Worldwide Transactions Limited	$130,000	*	4,596	*
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	$250,000	*	8,839	*

*	Less than one percent (1%).

(1)	Assumes conversion of all of the securityholder’s notes at a conversion rate of 35.3571 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 51,249,494 shares of our common stock outstanding as of the close of business on November 1, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in an amendment to this registration statement or a supplement to this prospectus. The applicable prospectus supplement will set forth the name of each selling security holder and the number and type of our securities beneficially owned by such selling security holder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any selling security holder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We are registering the resale of the notes and the shares of common stock issuable upon conversion of the notes on behalf of the selling securityholders. We are required to use our reasonable efforts keep this registration statement on Form S-3 effective until the earlier of the second anniversary of the original date of issuance of the notes and such time as all of the notes and the common stock issuable on the conversion thereof (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement, (iii) have been sold or otherwise transferred pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed, (iv) are eligible to be sold pursuant to Rule 144(k) or any successor provision (but not Rule 144A) or (v) are otherwise freely transferable without restriction, but the registration of these securities does not necessarily mean that any of these securities will be offered or sold by the holders.

We will not receive any proceeds from the sale of the securities by the selling security holders, but we have agreed, in certain cases, to pay the following expenses of the registration of such securities:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of one counsel for the placement agent or underwriters, if any, in connection with blue sky qualifications;

•	all expenses relating to the preparation, printing, distribution and reproduction of the shelf registration statement, the related prospectus, each amendment or supplement to each of the foregoing, the certificates representing the securities and all other documents relating hereto;

•	fees and expenses of the trustee under the indenture, any escrow agent or custodian, and of the registrar and transfer agent for the shares;

•	fees, disbursements and expenses of counsel and independent certified public accountants of the Company (including the expenses of any opinions or “cold comfort” letters required by or incident to such performance and compliance); and

•	reasonable fees, disbursements and expenses of one counsel for all holders of registrable securities retained in connection with the shelf registration statement, and fees, expenses and disbursements of any other persons, including special experts, retained by the Company in connection with such registration.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the resale of the securities by the selling security holders. We also have no obligation to pay any out-of-pocket expenses of the selling security holders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the securities contemplated hereby.

The selling security holders may from time to time sell the securities covered by this prospectus and any accompanying prospectus directly to purchasers. Alternatively, the selling security holders may from time to time offer such securities through dealers or agents, who may receive compensation in the form of commissions from the selling security holders and for the purchasers of such securities for whom they may act as agent. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in cross, block or other types of transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the securities may be listed or quoted at the time of sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any other legally available means.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling security holders and any dealers or agents that participate in the distribution of such securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the resale of the securities by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus:

•	the selling security holders may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling security holders;

•	the selling security holders may sell the securities short and deliver the securities to close out these short positions;

•	the selling security holders may enter into option or other transactions with broker-dealers that involve the delivery of the securities to the broker-dealers, who may then resell or otherwise transfer the securities; and

•	the selling security holders may loan or pledge the securities to a broker-dealer or other person or entity and the broker-dealer or other person or entity may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

Persons participating in the distribution of the securities offered by this prospectus may engage in transactions that stabilize the price of the securities. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of the securities in the market and to the activities of the selling security holders.

To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

A description of our Common Stock can be found in our Registrant’s Registration Statement on Form 8-A (Commission File No. 000-22023), as filed with the Commission on January 22, 1997, including any amendment or report filed for the purpose of updating such description, which is incorporated by reference herein.

Notes

We have issued the notes under an indenture to be dated as of August 23, 2006 (the “indenture”) between us and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes and the shares of common stock issuable upon conversion of the notes will be subject to a registration rights agreement.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement to which any prospectus supplement may relate. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in those agreements. The particular terms of the notes offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the notes, will be described in the prospectus supplement relating to such notes. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Macrovision Corporation and not to its subsidiaries.

General

The notes:

•	will be our general unsecured, senior obligations;

•	will initially be limited to an aggregate principal amount of $240 million;

•	will mature on August 15, 2011, unless earlier converted or repurchased;

•	have been issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “Book-entry, settlement and clearance”; and

•	are expected to be eligible for trading on The PORTAL® Market.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted initially at an initial conversion rate of 35.3571 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $28.28 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the 40 trading day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. Other than restrictions described under “Fundamental change permits holders to require us to repurchase notes” and “Consolidation, merger and sale of assets” below and except for the provisions set forth under “Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of and interest (including additional interest, if any) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of certificated notes at an office or agency designated by us for that purpose. We have initially designated The Bank of New York Trust Company, N.A. as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the U.S., which application shall remain in effect until the holder notifies the registrar to the contrary in writing.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of 2.625% per year. Interest on the notes have accrued from August 23, 2006. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, beginning February 15, 2007.

Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Optional redemption

We may not redeem any of the notes at our option prior to maturity. No sinking fund is provided for the notes.

Conversion rights

General

Prior to June 15, 2011, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On or after June 15, 2011, holders may convert their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day (as defined below) immediately preceding the maturity date. The initial conversion rate will be 35.3571 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $28.28 per share of common stock), and will be subject to adjustment as provided below. Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 40 trading day observation period (as defined below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the holder of record on such record date. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined below) of our common stock on the last day of the observation period (as defined below). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock (which may be registered for resale pursuant to the registration rights agreement described below), if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•	in respect of any conversion that occurs after the record date for the interest payment due on August 15, 2011; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Prior to June 15, 2011, holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion upon satisfaction of sale price condition

A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2006, if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the applicable conversion price on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes of the foregoing and the immediately following contingent conversion provisions, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading, (ii) there is no market disruption event and (iii) a last reported sale price is available on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

For purposes of the foregoing and the immediately following contingent conversion provisions, “market disruption event” means, if our common stock is listed on a U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion upon satisfaction of trading price condition

A holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. We have initially designated the trustee as bid solicitation agent for these purposes.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•	issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the trading day preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the “ex date” for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant dividend or distribution from the seller of our common stock to its buyer.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the exception regarding publicly traded securities contained in the paragraph immediately following that definition), we must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 35 calendar days after the actual effective date of such transaction (or, if such transaction also constitutes a fundamental change, the related fundamental change repurchase date). In addition, holders may surrender all or a portion of their notes for conversion if a fundamental change of the type described in clauses (1) and (5) of the definition of fundamental change occurs. In such event, holders may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date that is 30 calendar days after the actual effective date of such transaction or, if later, until the repurchase date corresponding to such fundamental change.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note. If required, you must also pay funds equal to the interest (including additional interest, if any) payable on the next interest payment date and all transfer or similar taxes that may be applicable to such conversion.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 trading days during the observation period.

“Daily settlement amount,” for each of the 40 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $25 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $25, a number of shares equal to (i) the difference between the daily conversion value and $25, divided by (ii) the daily VWAP for such day.

“Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MVSN.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

“Observation period” with respect to any note means the 40 consecutive trading day period beginning on and including the second trading day after the related conversion date, except that with respect to any conversion date occurring during the period beginning on June 15, 2011, and ending at 5:00 p.m. (New York City time) on the second scheduled trading day prior to maturity, “observation period” means the first 40 trading days beginning on and including the 42nd scheduled trading day prior to maturity.

For the purposes of determining payment upon conversion, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no market disruption event.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to such event;

CR1 = the conversion rate in effect immediately after such event;

OS0 = the number of shares of our common stock outstanding immediately prior to such event; and

OS1 = the number of shares of our common stock outstanding immediately after such event.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to such event;

CR1 = the conversion rate in effect immediately after such event;

OS0 = the number of shares of our common stock outstanding immediately after such event;

X = the total number of shares of our common stock issuable pursuant to such rights; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of the issuance of such rights.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR1 = the conversion rate in effect immediately after the ex date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following the effective date of the spin-off;

CR1 = the conversion rate in effect immediately after the tenth trading day immediately following the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR1 = the conversion rate in effect immediately after the ex date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR1 = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day next succeeding the date such tender or exchange offer expires.

Notwithstanding the above, certain listing standards of The Nasdaq Stock Market may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) and as described in “Adjustment to shares delivered upon conversion upon certain fundamental charges” below. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on The Nasdaq Stock Market. Accordingly, in the event of an increase in the conversion rate above that which would result in the notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2006, and at the time of conversion of any notes, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward or taken into account in any subsequent adjustment.

We are permitted, to the extent permitted by law and subject to the applicable rules of The Nasdaq Stock Market (if we are then listed on The Nasdaq Stock Market), to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S.

federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

We do not currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of our and our subsidiaries’ consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes in connection with a fundamental change (as defined under “—Fundamental change permits holders to require us to repurchase notes”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion occurring at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change will be deemed to have occurred in connection with such fundamental change, notwithstanding the fact that a note may then also be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headings) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock price
Effective date	$21.59	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00
8/23/2006	10.9606	8.2829	5.6850	4.1364	3.1552	2.5000	2.0423	1.7097	1.4595	1.2656	1.1113	0.9857	0.8815	0.7936
8/15/2007	10.9606	7.9141	5.2108	3.6562	2.7076	2.0975	1.6859	1.3960	1.1836	1.0224	0.8962	0.7948	0.7113	0.6412
8/15/2008	10.9606	7.4415	4.6065	3.0540	2.1583	1.6145	1.2672	1.0343	0.8703	0.7497	0.6573	0.5840	0.5242	0.4741
8/15/2009	10.9606	6.7944	3.7843	2.2612	1.4645	1.0292	0.7783	0.6242	0.5229	0.4518	0.3986	0.3568	0.3225	0.2936
8/15/2010	10.9606	5.8577	2.5573	1.1511	0.5768	0.3423	0.2417	0.1933	0.1655	0.1466	0.1319	0.1198	0.1093	0.1002
8/15/2011	10.9606	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates relating to a fundamental change may not be set forth in the table above, in which case

•	if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $85.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	if the stock price is less than $21.59 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 46.3177 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Notwithstanding the above, certain listing standards of The Nasdaq Stock Market may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) and as described in “Adjustment to shares delivered upon conversion upon certain fundamental charges” below. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on The Nasdaq Stock Market. Accordingly, in the event of an increase in the conversion rate above that which would result in the notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the date when such shares would otherwise be required to be distributed).

Fundamental change permits holders to require us to repurchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change repurchase date will be a business day specified by us that is not less than 20 nor more than 35 calendar days following the date of our fundamental change notice as described below. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) continuing directors cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the U.S.

A fundamental change will not be deemed to have occurred, however if 100% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions otherwise constituting the fundamental change consists of shares of common stock traded on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the U.S. or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

The repurchase rights of the holders could discourage a potential acquiror of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See “Risk factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to repurchase the notes upon a fundamental change repurchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest (including additional interest, if any) on any note when due and payable and such default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five trading days;

(4) our failure to give notice of a fundamental change as described under “—Fundamental change permits holders to require us to repurchase notes” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) our failure to comply with our obligations under “Consolidation, merger and sale of assets”;

(6) our failure to comply with any of our other agreements contained in the notes or the indenture for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(7) default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $15,000,000 in the aggregate of us and/or any of our subsidiaries, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable; or

(8) certain events of bankruptcy, insolvency, or reorganization involving us or any of our significant subsidiaries.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including additional interest, if any) when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(2) reduce the principal of or extend the stated maturity of any note;

(3) make any change that impairs or adversely affects the right of a holder to convert any note or the conversion rate thereof;

(4) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the indenture, definitions or otherwise;

(5) make any note payable in currency other than that stated in the note;

(6) change the ranking of the notes in a manner adverse to holders of the notes;

(7) impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the provisions of the indenture which require each holder’s consent, in the provisions relating to waivers of past defaults or in the provisions relating to amendment of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity or correct any omission, defect or inconsistency in the indenture, so long as such action will not adversely affect the interests of holders of the notes;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent. The Bank of New York Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes have been initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The global notes and beneficial interests in the global notes will be subject to restrictions on transfer as described under “Transfer restrictions.”

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 180 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 210 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant.); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Registration rights

We entered into a registration rights agreement with the issuance of the notes.

Pursuant to the registration rights agreement, we have agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we will, among other things, at our cost:

•	as soon as practicable, but in any event no later than 90 days after the original date of issuance of the notes, file a shelf registration statement (which will be an automatic shelf registration statement if we qualify to use automatic shelf registration statements at the time of filing) covering resales of the notes and the common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act; and

•	subject to certain rights to suspend use of the shelf registration statement, use our reasonable efforts to keep the shelf registration statement continuously effective until the earlier of the second anniversary of the original date of issuance of the notes and such time as all of the notes and the common stock issuable on the conversion thereof (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement, (iii) have been sold or otherwise transferred pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed, (iv) are eligible to be sold pursuant to Rule 144(k) or any successor provision (but not Rule 144A) or (v) are otherwise freely transferable without restriction.

We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling securities pursuant to the shelf registration statement and this prospectus:

•	the holder will be required to be named as a selling securityholder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement that are applicable to the holder (including indemnification obligations).

We have agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes that are registrable securities if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any notes required to bear the legend set forth in “Transfer restrictions,” at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof. However, no additional interest will accrue following the end of the period during which we are required to use our reasonable efforts to keep the shelf registration statement effective. In addition, no additional interest will be payable in respect of shares of common stock into which the notes have been converted.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations. However, if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We have agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement.

We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Where you can find more information.”

EXPERTS

The consolidated financial statements of Macrovision Corporation appearing in the Macrovision Corporation annual report on Form 10-K for the year ended December 31, 2005, and Macrovision Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

The validity of the issuance of the notes and common stock offered hereby will be passed upon by Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California 94025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale and distribution of the notes and shares of common stock issued upon conversion of the notes. All amounts shown are estimates except the SEC registration fee.

Amount To be Paid
SEC registration fee	$25,680
Legal fees and expenses	75,000
Accounting fees and expenses	140,000
Printing Expenses	55,000
Miscellaneous expenses	29,320
Total	$325,000

Item 15.	Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a proceeding; (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively apply any amendment of the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith if his or her action is based on the records or books of account of the Registrant or on information supplied to him or her by officers of the Registrant in the course of their duties or on the advice of legal counsel for the Registrant or on information or records given or reports made to the Registrant by independent certified public accountants or appraisers or other experts.

The Registrant enters into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant.

The indemnification agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any vote of the stockholders or vote of directors or otherwise.

The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Act.

As authorized by the Registrant’s Bylaws and approved by the Registrant’s Board of Directors, the Registrant maintains director and officer liability insurance.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

In connection with this offering, the selling securityholders have agreed to indemnify us, our directors and officers and each such person who controls Macrovision, against any and all liability arising from inaccurate information provided to us by the selling securityholders and contained herein or in any prospectus supplement.

Item 16.	Exhibits

Exhibit Number		Description of Exhibit

4.1	*	Indenture dated August 23, 2006 between Macrovision Corporation and The Bank of New York Trust Company, N.A., as Trustee

4.2	*	Global Note representing the Macrovision Corporation 2.625% Convertible Senior Notes due 2011

4.3	*	Call Option Transaction Letter Agreement dated August 17, 2006 with JPMorgan Chase Bank, National Association

4.4	*	Warrant Letter Agreement dated August 17, 2006, with JPMorgan Chase Bank, National Association

4.5	*	Registration Rights Agreement, dated August 23, 2006, among Macrovision Corporation, J.P. Morgan Securities Inc. and Cowen and Company, LLC

4.6		Form of Common Stock Certificate

5.1		Opinion of Heller Ehrman LLP

12.1		Computation of Ratio of Earnings to Fixed Charges

23.1		Consent of KPMG LLP, independent registered public accounting firm with respect to Macrovision Corporation

23.2		Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1		Power of Attorney (incorporated by reference to the signature page hereto)

25.1		Statement of Eligibility of Trustee on Form T-1

*	Filed with the Securities and Exchange Commission on August 23, 2006 as an exhibit to the Registrant’s current report on Form 8-K and incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 9th day of November, 2006.

MACROVISION CORPORATION

By:	/s/ Alfred J. Amoroso

Alfred J. Amoroso President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Alfred J. Amoroso and James Budge, and each of them, as his or her attorney-in-fact, each with full power of substitution and re-substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by each of said attorneys-in-fact, or his substitute or substitutes, to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alfred J. Amoroso Alfred J. Amoroso	President, Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2006

/s/ James Budge James Budge	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2006

/s/ John O. Ryan John O. Ryan	Chairman of the Board of Directors	November 9, 2006

/s/ Donna S. Birks Donna S. Birks	Director	November 9, 2006

/s/ Steven G. Blank Steven G. Blank	Director	November 9, 2006

/s/ Andrew K. Ludwick Andrew K. Ludwick	Director	November 9, 2006

/s/ Robert J. Majteles Robert J. Majteles	Director	November 9, 2006

/s/ William N. Stirlen William N. Stirlen	Director	November 9, 2006

MACROVISION CORPORATION

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit

4.1	*	Indenture dated August 23, 2006 between Macrovision Corporation and The Bank of New York Trust Company, N.A., as Trustee

4.2	*	Global Note representing the Macrovision Corporation 2.625% Convertible Senior Notes due 2011

4.3	*	Call Option Transaction Letter Agreement dated August 17, 2006 with JPMorgan Chase Bank, National Association

4.4	*	Warrant Letter Agreement dated August 17, 2006, with JPMorgan Chase Bank, National Association

4.5	*	Registration Rights Agreement, dated August 23, 2006, among Macrovision Corporation, J.P. Morgan Securities Inc. and Cowen and Company, LLC

4.6		Form of Common Stock Certificate

5.1		Opinion of Heller Ehrman LLP

12.1		Computation of Ratio of Earnings to Fixed Charges

23.1		Consent of KPMG LLP, independent registered public accounting firm with respect to Macrovision Corporation

23.2		Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1		Power of Attorney (incorporated by reference to the signature page hereto)

25.1		Statement of Eligibility of Trustee on Form T-1

*	Filed with the Securities and Exchange Commission on August 23, 2006 as an exhibit to the Registrant’s current report on Form 8-K and incorporated herein by reference.